UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                             FORM 8-K

        CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
               THE SECURITIES EXCHANGE ACT OF 1934

  Date of Report (Date of Earliest Event Reported): June 1, 2002


                    Legends of the Faith, Inc.
    _________________________________________________________
      (Exact name of registrant as specified in its charter)


         Nevada                   000-32273              88-0419183
____________________________   _______________________   _________________
(State or Other Jurisdiction  (Commission File Number)  (I.R.S. Employer
of Incorporation)                                       Identification Number)

                        1045 Stephanie Way
                         Minden, NV 89423
  ____________________________________________________________
       (Address of Principal Executive Offices) (Zip Code)


Registrant's Telephone Number, Including Area Code: (775) 267-2242

                   2240 Meridian Boulevard, #B
                         Minden, NV 89423
    ________________________________________________________
  (Former name or former address, if changed since last report)

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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

      On June 1, 2002, Legends of the Faith, Inc. ("Legends") consummated an agreement to purchase (the "Asset Purchase Agreement") the assets and equipment of Mr. Roy's Silk Screen and Embroidery Company ("Mr. Roy's"). Pursuant to the terms of the Asset Purchase Agreement, Legends has paid and/or is obligated to pay the following consideration to Mr. Roy's: (i) $50,000 cash paid at the Closing; (ii) a secured promissory note (which may be prepaid at any time without penalty) payable in the amounts of (a) $50,000 on or before September 1, 2002, (b) $75,000 on or before December 1, 2002, and (c) $75,000 on or before June 1, 2003; and (iii) assumption of the $900 per month lease on a head embroidery machine. In addition, Legends has retained Mr. Howard Zink as a consultant providing for transition-period consulting for a period of 90 days with a minimum of 40 hours per week at the rate of $750.00 per week.

     Mr. Roy's has a 14 year operating history in the Carson City, Nevada area. The retail store location is in a heavily trafficked Carson City area, providing walk-in retail traffic in addition to existing business relationships. Legends has incorporated Mr. Roy's as a wholly owned subsidiary of Legends. Mr. Roy's will be a primary supplier of the yahwear clothing company, a division of Legends.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(a)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

As of the date of this filing, it is impracticable to provide the required financial statements and pro forma financial information related to the transaction contemplated by the Asset Purchase Agreement. The financial statements and pro forma financial information will be filed with the Commission within 60 days of the date of this filing.

(b)  PRO FORMA FINANCIAL INFORMATION.

The pro forma financial information related to the Purchase Agreement will be filed at such time that the financial statements are filed. See Item 7(a) above.

(c) EXHIBITS.

2.2 Asset Purchase Agreement by and among Legends of the Faith, Inc. and Mr. Roy's Silk Screen and Embroidery Company dated June 1, 2002.

                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 LEGENDS OF THE FAITH, INC.


                                  /s/ Gene Jackson
                             By:______________________________
                                 President, Secretary/Treasurer
                                 and Director

Date: June 12, 2002